The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 10, 2024

January , 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF due December 28, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date, for which the closing value of each of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF, which we refer to as the Underlyings, is greater than or equal to 70.00% of its Strike Value, which we refer to as an Interest Barrier.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first, second and final Interest Payment Dates).
•	The earliest date on which the notes may be redeemed early is March 27, 2024.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about January 10, 2024 (the “Pricing Date”) and are expected to settle on or about January 16, 2024. The Strike Value of each Underlying has been determined by reference to the closing value of that Underlying on December 22, 2023 and not by reference to the closing value of that Underlying on the Pricing Date.
•	CUSIP: 48134TSU9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $3.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $988.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The MSCI Emerging Markets Index (Bloomberg ticker: MXEF) and the MSCI EAFE® Index (Bloomberg ticker: MXEA) (each of the MSCI Emerging Markets Index and the MSCI EAFE® Index, an “Index” and collectively, the “Indices”) and the iShares® Russell 2000 ETF (Bloomberg ticker: IWM) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments: If the notes have not been previously redeemed early and the closing value of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $10.4167 (equivalent to a Contingent Interest Rate of at least 12.50% per annum, payable at a rate of at least 1.04167% per month) (to be provided in the pricing supplement).

If the closing value of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: At least 12.50% per annum, payable at a rate of at least 1.04167% per month (to be provided in the pricing supplement)

Interest Barrier / Trigger Value: With respect to each Underlying, 70.00% of its Strike Value, which is 694.596 for the MSCI Emerging Markets Index, 1,547.833 for the MSCI EAFE® Index and $141.036 for the Fund

Strike Date: December 22, 2023

Pricing Date: On or about January 10, 2024

Original Issue Date (Settlement Date): On or about January 16, 2024

Review Dates*: January 22, 2024, February 22, 2024, March 22, 2024, April 22, 2024, May 22, 2024, June 24, 2024, July 22, 2024, August 22, 2024, September 23, 2024, October 22, 2024, November 22, 2024, December 23, 2024, January 22, 2025, February 24, 2025, March 24, 2025, April 22, 2025, May 22, 2025, June 23, 2025, July 22, 2025, August 22, 2025, September 22, 2025, October 22, 2025, November 24, 2025, December 22, 2025, January 22, 2026, February 23, 2026, March 23, 2026, April 22, 2026, May 22, 2026, June 22, 2026, July 22, 2026, August 24, 2026, September 22, 2026, October 22, 2026, November 23, 2026, December 22, 2026, January 22, 2027, February 22, 2027, March 22, 2027, April 22, 2027, May 24, 2027, June 22, 2027, July 22, 2027, August 23, 2027, September 22, 2027, October 22, 2027, November 22, 2027, December 22, 2027, January 24, 2028, February 22, 2028, March 22, 2028, April 24, 2028, May 22, 2028, June 22, 2028, July 24, 2028, August 22, 2028, September 22, 2028, October 23, 2028, November 22, 2028 and December 22, 2028 (final Review Date)

Interest Payment Dates*: January 25, 2024, February 27, 2024, March 27, 2024, April 25, 2024, May 28, 2024, June 27, 2024, July 25, 2024, August 27, 2024, September 26, 2024, October 25, 2024, November 27, 2024, December 27, 2024, January 27, 2025, February 27, 2025, March 27, 2025, April 25, 2025, May 28, 2025, June 26, 2025, July 25, 2025, August 27, 2025, September 25, 2025, October 27, 2025, November 28, 2025, December 26, 2025, January 27, 2026, February 26, 2026, March 26, 2026, April 27, 2026, May 28, 2026, June 25, 2026, July 27, 2026, August 27, 2026, September 25, 2026, October 27, 2026, November 27, 2026, December 28, 2026, January 27, 2027, February 25, 2027, March 25, 2027, April 27, 2027, May 27, 2027, June 25, 2027, July 27, 2027, August 26, 2027, September 27, 2027, October 27, 2027, November 26, 2027, December 28, 2027, January 27, 2028, February 25, 2028, March 27, 2028, April 27, 2028, May 25, 2028, June 27, 2028, July 27, 2028, August 25, 2028, September 27, 2028, October 26, 2028, November 28, 2028 and the Maturity Date

Maturity Date*: December 28, 2028

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first, second and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return:

With respect to each Underlying,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Underlying, the closing value of that Underlying on the Strike Date, which was 992.28 for the MSCI Emerging Markets Index, 2,211.19 for the MSCI EAFE® Index and $201.48 for the Fund. The Strike Value of each Underlying is not the closing value of that Underlying on the Pricing Date.

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Change-in-Law Event Occurs” in this pricing supplement

PS-1 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

Supplemental Terms of the Notes

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payments in Connection with the First and Second Review Dates

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

PS-2 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

Payment at Maturity If the Notes Have Not Been Redeemed Early

PS-3 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 12.50% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 12.50% per annum (payable at a rate of at least 1.04167% per month).

Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$625.0000
59	$614.5833
58	$604.1667
57	$593.7500
56	$583.3333
55	$572.9167
54	$562.5000
53	$552.0833
52	$541.6667
51	$531.2500
50	$520.8333
49	$510.4167
48	$500.0000
47	$489.5833
46	$479.1667
45	$468.7500
44	$458.3333
43	$447.9167
42	$437.5000
41	$427.0833
40	$416.6667
39	$406.2500
38	$395.8333
37	$385.4167
36	$375.0000
35	$364.5833
34	$354.1667
33	$343.7500
32	$333.3333
31	$322.9167
30	$312.5000
29	$302.0833
28	$291.6667
27	$281.2500
26	$270.8333
PS-4 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

25	$260.4167
24	$250.0000
23	$239.5833
22	$229.1667
21	$218.7500
20	$208.3333
19	$197.9167
18	$187.5000
17	$177.0833
16	$166.6667
15	$156.2500
14	$145.8333
13	$135.4167
12	$125.0000
11	$114.5833
10	$104.1667
9	$93.7500
8	$83.3333
7	$72.9167
6	$62.5000
5	$52.0833
4	$41.6667
3	$31.2500
2	$20.8333
1	$10.4167
0	$0.0000

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates.

The hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	a Strike Value for the Least Performing Underlying of 100.00;
•	an Interest Barrier and a Trigger Value for the Least Performing Underlying of 70.00 (equal to 70.00% of its hypothetical Strike Value); and
•	a Contingent Interest Rate of 12.50% per annum.

The hypothetical Strike Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Underlying. The actual Strike Value of each Underlying is the closing value of that Underlying on the Strike Date and is specified under “Key Terms — Strike Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

PS-5 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	95.00	$10.4167
Second Review Date	85.00	$10.4167
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,010.4167
	Total Payment	$1,031.25 (3.125% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,010.4167 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,031.25.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	40.00	$0
Second Review Date	45.00	$0
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Strike Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing value of each Underlying on that Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing value of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

PS-6 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Underlying is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
•	WE MAY ACCELERATE YOUR NOTES IF A CHANGE-IN-LAW EVENT OCCURS —

Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the notes or our ability to hedge or perform our obligations under the notes, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.

PS-7 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging

PS-8 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Underlyings

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE INDICES —

The equity securities included in the Indices have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE INDICES —

Because the prices of the equity securities included in each of the Indices are converted into U.S. dollars for purposes of calculating the level of that Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in that Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the relevant Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the relevant Index will be adversely affected and any payment on the notes may be reduced.

•	EMERGING MARKETS RISK WITH RESPECT TO THE MSCI EMERGING MARKETS INDEX —

The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	RECENT EXECUTIVE ORDERS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE MSCI EMERGING MARKETS INDEX —

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  The sponsor of the MSCI Emerging Markets Index recently removed the equity securities of a small number of companies from the MSCI Emerging Markets Index in response to these executive orders.  If the issuer of any of the equity securities included in the MSCI Emerging Markets Index is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the MSCI Emerging Markets Index.  In addition, under these circumstances, the sponsor of the MSCI Emerging Markets Index is expected to remove the equity securities of that company from the MSCI Emerging Markets Index.  Any changes to the composition of the MSCI Emerging Markets Index in response to these executive orders could adversely affect the performance of the MSCI Emerging Markets Index.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

PS-9 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE FUND —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-10 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

The Underlyings

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets, excluding the United States and Canada. For additional information about the MSCI EAFE® Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index with respect to the Fund is currently the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Fund, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 4, 2019 through January 5, 2024. The closing value of the MSCI Emerging Markets Index on January 8, 2024 was 996.76. The closing value of the MSCI EAFE® Index on January 8, 2024 was 2,210.48. The closing value of the Fund on January 8, 2024 was $196.73. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

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Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

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Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming

PS-13 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the MSCI EAFE® Index and the iShares® Russell 2000 ETF

risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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